Exhibit 99.1

Investor Relations Strategic Public Relations	PondelWilkinson Inc. 21700 Oxnard Street, Suite 1840 Woodland Hills, CA 91367 T (310) 279 5980 F (310) 279 5988 W www.pondel.com

NEWS RELEASE	CONTACTS:	Rodney C. Sacks
Chairman and Chief Executive Officer
(951) 739-6200

Hilton H. Schlosberg
Vice Chairman
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

MONSTER BEVERAGE REPORTS 2018 THIRD QUARTER FINANCIAL RESULTS

-- Third Quarter Net Sales rise 11.7 percent; 13.0 percent without the adoption of ASC 606 --

-- Third Quarter Net Income increases 22.4 percent to $267.7 million --

-- Third Quarter Net Income per diluted share, excluding Distributor Termination Expenses,

increases 25.6 percent to $0.50 per share --

Corona, CA – November 7, 2018 – Monster Beverage Corporation (NASDAQ: MNST) today reported financial results for the three- and nine-months ended September 30, 2018.

Third Quarter Results

Net sales for the 2018 third quarter increased 11.7 percent to $1.02 billion from $909.5 million in the same period last year.  Gross sales for the 2018 third quarter increased 13.7 percent to $1.18 billion from $1.04 billion in the same period last year.  Net sales for the 2018 third quarter were negatively impacted by $11.6 million, due to the adoption of Accounting Standards Codification (“ASC”) 606. Under ASC 606, commissions paid to The Coca-Cola Company (“TCCC”), based on sales to certain of the Company’s customers which TCCC accounts for under the equity method (the “TCCC Related Parties”), or consolidates, are included as a reduction to net sales. Prior to January 1, 2018, commissions based on sales to the TCCC Related Parties were included in operating expenses.  Net and gross sales for the three-months ended September 30, 2018 were impacted by advance purchases made by our customers due to a pre-announced price increase effective November 1, 2018 on certain of our Monster Energy® brand energy drinks.  The Company estimates that net and gross sales for the three-months ended September 30, 2018 were increased by approximately $16.0 million and $18.0 million respectively, as a result of such advance purchases.  Net changes in foreign currency exchange rates had an unfavorable impact on net and gross sales for the 2018 third quarter of $5.3 million and $5.6 million, respectively.

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Net sales for the Company’s Monster Energy® Drinks segment, which primarily includes the Company’s Monster Energy® drinks, increased 13.0 percent to $935.1 million for the 2018 third quarter, from $827.7 million for the 2017 third quarter.  Net sales for the Company’s Monster Energy® Drinks segment for the 2018 third quarter were negatively impacted by $5.3 million, due to the adoption of ASC 606.  Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the Monster Energy® Drinks segment of approximately $3.9 million for the three-months ended September 30, 2018.

Net sales for the Company’s Strategic Brands segment, which includes the various energy drink brands acquired from TCCC, decreased 2.8 percent to $74.4 million for the 2018 third quarter, from $76.6 million in the 2017 third quarter.  Net sales for the Company’s Strategic Brands segment for the 2018 third quarter were negatively impacted by $6.3 million, due to the adoption of ASC 606.  Net changes in foreign currency exchange rates had an unfavorable impact on net sales for the Strategic Brands segment of approximately $1.4 million for the three-months ended September 30, 2018.

Net sales for the Company’s Other segment, which includes certain products of American Fruits & Flavors sold to independent third parties (the “AFF Third-Party Products”), were $6.6 million for the 2018 third quarter, compared with $5.2 million in the 2017 third quarter.

Net sales to customers outside the United States increased 8.8 percent to $283.0 million in the 2018 third quarter, from $260.1 million in the 2017 third quarter.

Gross profit, as a percentage of net sales, for the 2018 third quarter was 59.8 percent, compared with 62.6 percent in the 2017 third quarter. Gross profit as a percentage of net sales, excluding the impact of ASC 606, was 60.3 percent for the three-months ended September 30, 2018. The decrease in gross profit as a percentage of net sales was primarily attributable to (i) increases in certain input costs such as aluminum cans, freight in and other input costs; (ii)  the $11.6 million of commissions accounted for as a reduction to net sales due to the adoption of ASC 606; (iii) an increase in promotional allowances as a percentage of gross sales; (iv) domestic product sales mix; and (v) geographical gross profit mix.

Operating expenses for the 2018 third quarter were $268.1 million, compared with $252.3 million in the 2017 third quarter.  Operating expenses included distributor termination expenses of $14.1 million for the 2018 third quarter, compared with $15.9 million in the 2017 third quarter.  As a result of the adoption of ASC 606, commissions included in operating expenses decreased.

The impact to net sales, gross profit and operating expenses from the adoption of ASC 606 is included in the table below.

Distribution costs as a percentage of net sales were 4.1 percent for the 2018 third quarter, compared with 3.2 percent in the 2017 third quarter.

Selling expenses as a percentage of net sales for the 2018 third quarter were 11.2 percent, compared with 12.7 percent in the 2017 third quarter.

General and administrative expenses for the 2018 third quarter were $112.7 million, or 11.1 percent of net sales, compared with $107.5 million, or 11.8 percent of net sales, for the 2017 third quarter.  Stock-based compensation (a non-cash item) was $14.1 million for the third quarter of 2018, compared with $13.3 million in the 2017 third quarter.

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Operating income for the 2018 third quarter increased to $339.6 million from $317.4 million in the 2017 third quarter.

The effective tax rate for the 2018 third quarter was 21.8 percent, compared with 31.9 percent in the 2017 third quarter. The decrease in the effective tax rate was primarily due to the Tax Cuts and Jobs Act signed into law on December 22, 2017, and to a reduction in certain foreign income that is subject to U.S. taxation.

Net income for the 2018 third quarter increased 22.4 percent to $267.7 million from $218.7 million in the 2017 third quarter.  Net income per diluted share for the 2018 third quarter increased 26.4 percent to $0.48 from $0.38 in the third quarter of 2017. Net income per diluted share for the 2018 third quarter, excluding distributor termination expenses, increased 25.6 percent to $0.50 from $0.40 in the 2017 third quarter.

The following table illustrates the impact of the adoption of ASC 606 for the 2018 third quarter as described above (in thousands):

	Three-Months Ended September 30, 2018, as Reported	Percent Change 2018 vs 2017	Three-Months Ended September 30, 2018, Without the Adoption of ASC 606	Percent Change 2018 vs 2017
Net Sales by Segment:
Monster Energy® Drinks	$935,146	13.0%	$940,409	13.6%
Strategic Brands	74,441	(2.8%)	80,776	5.5%
Other	6,573	26.4%	6,573	26.4%
Total Net Sales	$1,016,160	11.7%	$1,027,758	13.0%
Cost of Sales	408,501	20.2%	408,501	20.2%
Gross Profit	$607,659	6.7%	$619,257	8.7%
Gross Profit as a percentage of net sales	59.8%		60.3%
Operating Expenses	$268,086	6.2%	$279,684	10.8%
Average Net Sales Per Case	$9.09	(3.3%)	$9.20	(2.2)%

Rodney C. Sacks, Chairman and Chief Executive Officer, said: “We are pleased to report record third quarter net sales of more than $1.0 billion, further demonstrating the strength of our brands.

“We continue to make progress in our strategic alignment with Coca-Cola system bottlers and have now fully transitioned Monster Energy® from our former Anheuser-Busch distributors to Coca-Cola bottlers in the United States.  In the third quarter of 2018, we transitioned Monster Energy® in the remainder of Arkansas.

“We have expanded the distribution of Monster Energy® to 40 of the largest cities in India.  Our products are now distributed in 75 percent of the country, and we anticipate national distribution by 2018 year-end.

“Monster Energy® was launched in Ecuador and Ukraine in the third quarter and we are planning further international launches later this year and in 2019.  Mutant® energy, one of our affordable energy brands, was launched in Myanmar and Vietnam in the third quarter,” Sacks added. “We recently launched Predator®, our strategically preferred affordable energy brand, in South Africa and are planning launches of Predator® in selected additional markets in Eastern Europe and Africa.”

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2018 Nine-Months

Net sales for the nine-months ended September 30, 2018 increased 12.7 percent to $2.88 billion from $2.56 billion in the comparable period last year.  Gross sales for the nine-months ended September 30, 2018 increased 15.0 percent to $3.37 billion from $2.93 billion in the comparable period last year.

Net sales for the nine-months ended September 30, 2018 were negatively impacted by $33.8 million due to the adoption of ASC 606.  Net changes in foreign currency exchange rates had a favorable impact on net and gross sales for the nine-months ended September 30, 2018 of $29.2 million and $38.0 million, respectively.

Gross profit, as a percentage of net sales, for the nine-months ended September 30, 2018 was 60.5 percent, compared with 63.9 percent in the comparable period last year.

Operating expenses for the nine-months ended September 30, 2018 were $766.1 million, compared with $702.4 million in the comparable period last year.

Operating income for the nine-months ended September 30, 2018 increased to $977.1 million from $931.7 million in the comparable period last year.

Net income for the nine-months ended September 30, 2018 increased 21.7 percent to $753.9 million from $619.4 million in the comparable period last year.  Net income per diluted share for the nine-months ended September 30, 2018 increased 24.1 percent to $1.33 from $1.07 in the comparable period last year. The effective tax rate was 23.3 percent for the nine-months ended September 30, 2018, versus 33.7 percent for the comparable period last year.

Investor Conference Call

The Company will host an investor conference call today, November 7, 2018, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).  The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section.  For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries. The Company’s subsidiaries develop and market energy drinks, including Monster Energy® energy drinks, Monster Energy Ultra® energy drinks, Monster MAXX™ maximum strength energy drinks, Java Monster® non-carbonated coffee + energy drinks, Espresso Monster™ espresso + energy drinks, Caffé Monster® non-carbonated energy coffee drinks, Monster Rehab® non-carbonated energy drinks with electrolytes, Muscle Monster® energy shakes, Übermonster® energy drinks, Monster Hydro® energy drinks, NOS® energy drinks, Full Throttle® energy drinks, Burn® energy drinks, Samurai® energy drinks, Relentless® energy drinks, Mother® energy drinks, Power Play® energy drinks, BU® energy drinks, Nalu® energy drinks, BPM® energy drinks, Gladiator® energy drinks, Ultra Energy® energy drinks, Mutant® energy drinks and Predator® energy drinks.  For more information, visit www.monsterbevcorp.com.

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Note Regarding Use of Non-GAAP Measures

Gross sales is used internally by management as an indicator of and to monitor operating performance, including sales performance of particular products, salesperson performance, product growth or declines and overall Company performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. We therefore believe that the presentation of gross sales provides a useful measure of our operating performance. Gross sales is not a measure that is recognized under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies, as gross sales has been defined by our internal reporting practices. In addition, gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from certain customers.

The following table reconciles the non-GAAP financial measure of gross sales with the most directly comparable GAAP financial measure of net sales (in thousands):

	Three-Months Ended September 30,		Nine-Months Ended September 30,
	2018	2017	2018	2017
Gross sales, net of discounts and returns	$1,184,444	$1,042,046	$3,366,334	$2,926,564
Less: Promotional and other allowances	168,284	132,570	483,381	367,874
Net Sales	$1,016,160	$909,476	$2,882,953	$2,558,690

Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability.  The Company cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein.  Such risks and uncertainties include, but are not limited to, the following: our ability to recognize benefits from The Coca-Cola Company transaction and the American Fruits & Flavors transaction; effects of our arbitration with TCCC regarding energy products developed by TCCC; our ability to introduce and increase sales of both existing and new products; our ability to implement the share repurchase programs; unanticipated litigation concerning the Company’s products; the current uncertainty and volatility in the national and global economy; changes in consumer preferences; changes in demand due to both domestic and international economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; actual performance of the parties under the new distribution agreements; potential disruptions arising out of the transition of certain territories to new distributors; changes in sales levels by existing distributors; unanticipated costs incurred in connection with the termination of existing distribution agreements or the transition to new distributors; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable

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production facilities including limitations on co-packing availability and retort production; product distribution and placement decisions by retailers; changes in governmental regulation; the imposition of new and/or increased excise sales and/or other taxes on our products; criticism of energy drinks and/or the energy drink market generally; our ability to satisfy all criteria set forth in any U.S. model energy drink guidelines; the impact of proposals to limit or restrict the sale of energy drinks to minors and/or persons below a specified age and/or restrict the venues and/or the size of containers in which energy drinks can be sold; or political, legislative or other governmental actions or events, including the outcome of any state attorney general, government and/or quasi-government agency inquiries, in one or more regions in which we operate.  For a more detailed discussion of these and other risks that could affect our operating results, see the Company’s reports filed with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2017 and our subsequent filed quarterly report on Form 10-Q. The Company’s actual results could differ materially from those contained in the forward-looking statements.  The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE- AND NINE-MONTHS ENDED SEPTEMBER 30, 2018 AND 2017

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended		Nine-Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Net sales¹	$1,016,160	$909,476	$2,882,953	$2,558,690

Cost of sales	408,501	339,767	1,139,780	924,610

Gross profit¹	607,659	569,709	1,743,173	1,634,080
Gross profit as a percentage of net sales	59.8%	62.6%	60.5%	63.9%

Operating expenses²	268,086	252,337	766,065	702,405
Operating expenses as a percentage of net sales	26.4%	27.7%	26.6%	27.5%

Operating income¹,²	339,573	317,372	977,108	931,675
Operating income as a percentage of net sales	33.4%	34.9%	33.9%	36.4%

Interest and other income, net	2,988	3,996	5,269	2,103

Income before provision for income taxes¹,²	342,561	321,368	982,377	933,778

Provision for income taxes	74,828	102,624	228,480	314,422
Income taxes as a percentage of income before taxes	21.8%	31.9%	23.3%	33.7%

Net income¹,²	$267,733	$218,744	$753,897	$619,356
Net income as a percentage of net sales	26.3%	24.1%	26.2%	24.2%

Net income per common share:
Basic	$0.48	$0.39	$1.35	$1.09
Diluted	$0.48	$0.38	$1.33	$1.07

Weighted average number of shares of common stock and common stock equivalents:
Basic	552,694	567,878	559,472	567,550
Diluted	559,955	578,368	566,791	577,964

Case sales (in thousands) (in 192-ounce case equivalents)	111,038	96,184	313,410	273,409
Average net sales per case[3]	$9.09	$9.40	$9.14	$9.30

¹Includes $11.1 million and $11.4 million for the three-months ended September 30, 2018 and 2017, respectively, related to the recognition of deferred revenue. Includes $33.3 million and $31.6 million for the nine-months ended September 30, 2018 and 2017, respectively, related to the recognition of deferred revenue.

²Includes $14.1 million and $15.9 million for the three-months ended September 30, 2018 and 2017, respectively, related to distributor termination costs. Includes $26.6 million and $35.9 million for the nine-months ended September 30, 2018 and 2017, respectively, related to distributor termination costs.

3Excludes Other segment net sales of $6.6 million and $5.2 million for the three-months ended September 30, 2018 and 2017, respectively, comprised of net sales of AFF Third-Party Products to independent third-party customers, as these sales do not have unit case equivalents. Excludes Other segment net sales of $17.9 million and $16.9 million for the nine-months ended September 30, 2018 and 2017, respectively, comprised of net sales of AFF Third-Party Products to independent third-party customers, as these sales do not have unit case equivalents.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2018 AND DECEMBER 31, 2017

(In Thousands, Except Par Value) (Unaudited)

	September 30, 2018	December 31, 2017
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$713,714	$528,622
Short-term investments	457,898	672,933
Accounts receivable, net	620,162	449,476
Inventories	262,084	255,745
Prepaid expenses and other current assets	57,599	40,877
Prepaid income taxes	41,214	138,724
Total current assets	2,152,671	2,086,377

INVESTMENTS	1,610	2,366
PROPERTY AND EQUIPMENT, net	242,854	230,276
DEFERRED INCOME TAXES	85,253	92,333
GOODWILL	1,331,643	1,331,643
OTHER INTANGIBLE ASSETS, net	1,042,248	1,034,085
OTHER ASSETS	15,080	13,932
Total Assets	$4,871,359	$4,791,012

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$278,914	$245,910
Accrued liabilities	112,436	87,475
Accrued promotional allowances	183,295	137,998
Accrued distributor terminations	795	91
Deferred revenue	44,232	43,236
Accrued compensation	30,237	34,996
Income taxes payable	6,453	10,645
Total current liabilities	656,362	560,351

DEFERRED REVENUE	319,007	334,354

OTHER LIABILITIES	2,723	1,095

STOCKHOLDERS’ EQUITY:
Common stock - $0.005 par value; 1,250,000 shares authorized; 630,825 shares issued and 552,952 shares outstanding as of September 30, 2018; 629,255 shares issued and 566,298 shares outstanding as of December 31, 2017	3,154	3,146
Additional paid-in-capital	4,219,630	4,150,628
Retained earnings	3,675,538	2,928,226
Accumulated other comprehensive loss	(29,777)	(16,659)
Common stock in treasury, at cost; 77,873 and 62,957 shares as of September 30, 2018 and December 31, 2017, respectively	(3,975,278)	(3,170,129)
Total stockholders’ equity	3,893,267	3,895,212
Total Liabilities and Stockholders’ Equity	$4,871,359	$4,791,012